                               EXHIBIT 11
                COVENANT TRANSPORT, INC. AND SUBSIDIARIES


            SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
              NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                 (in thousands, except per share data)



                                                   1996              1997
                                              ---------------   --------------
Net Earnings                                  $         6,724   $        9,489
                                              ===============   ==============
Weighted average shares:
  Common shares outstanding                            13,359           13,359
  Common equivalent shares issuable upon                    -                -
    exercise of employee stock options <F1>
                                              ---------------   --------------
  Total weighted average shares                        13,359           13,359
Primary net earnings per common and           $          0.50   $         0.71
  equivalent share
                                              ===============   ==============

Notes:

<F1>  1 Amount calculated using the treasury stock method and fair market values.

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